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Exhibit 10.9

Amendment to the Retirement Plan for Employees of Alliance Capital Management L.P.

        Amendment (this "Amendment") dated as of August 1, 2003 to the Retirement Plan for Employees of Alliance Capital Management L.P. (the "Plan").

        WHEREAS, Alliance Capital Management L.P. ("Alliance") desires to amend the Plan as provided herein; and

        WHEREAS, pursuant to Section 13.01 of the Plan, Alliance has the authority to amend the Plan, subject to action by the Board of Directors of the general partner of Alliance, or a committee thereof designated by such Board;

        NOW, THEREFORE, the Plan is amended as follows:

        SECTION 1.    Definitions.    Capitalized terms used herein and not otherwise defined shall have the meanings herein that are assigned to such terms in the Plan.

        SECTION 2.    Amendments to Article 1 of the Plan.

          (a)   A new Section 1.18.1 is hereby added to the Plan as follows:

            1.18.1 "DOMESTIC PARTNER" means, in the case of a Participant who dies before his Retirement Pension Starting Date, his Domestic Partner (as defined below) on the date of his death if such Domestic Partner satisfied the requirements for being a Domestic Partner as set forth below during the entire one (1) year period ending on the Participant's date of death. "Domestic Partner" is an individual who, together with the Participant, satisfies the following requirements: (i) both the Participant and the domestic partner are at least 18 years of age; (ii) both the Participant and the domestic partner are of the same gender; (iii) both the Participant and the domestic partner are mentally competent to enter into a contract according to the laws of the state in which they reside; (iv) each of the Participant and the domestic partner is the sole domestic partner of the other; (v) neither of the Participant nor the domestic partner is legally married to any other individual, and, if previously married, a legal divorce or annulment has been obtained or the former spouse is deceased; (vi) neither of the Participant nor the domestic partner is related by blood to a degree of closeness that would prohibit legal marriage in the jurisdiction in which they legally reside; (vii) the Participant and the domestic partner reside together in the same residence, have done so for a period of no less than the most recent six-month period, intend to do so indefinitely and share the common necessities of life; (viii) the Participant and domestic partner have mutually agreed to be responsible for each other's common welfare; and (ix) the Participant has designated the domestic partner as his or her domestic partner by completing and returning an "Affidavit of Same-Sex Domestic Partnership' to the appropriate Company person indicated on such affidavit."

          (b)   Section 1.42 of the Plan is hereby amended by adding the words "or Domestic Partner" after the word "Spouse" in each place where such word appears.

        SECTION 3.    Amendments to Article 7 of the Plan.

          (a)   Section 7.02(a) of the Plan is hereby amended in its entirety to read as follows:

            "7.02    (a) Except as provided in Subsection (b), if a Participant who is vested in any portion of his Accrued benefit should die prior to his Retirement Pension Starting Date, his Spouse or Domestic Partner shall be entitled to receive a Qualified Preretirement Survivor Annuity."

          (b)   Section 7.02(b) of the Plan is hereby amended by adding the words "or Domestic Partner" after "Spouse" in each place where such word appears. For the avoidance of doubt, this amendment shall not apply to Section 7.02(b)(2) of the Plan.

        SECTION 4.    Amendment to Article 10 of the Plan.    Section 10.01 of the Plan is hereby amended by designating the current Section 10.01 as 10.01(a) and by adding a new Section 10.01(b) to read as follows:

          "(b) For purposes of applying the limitations described in this Section 10.01, if benefits under the Plan are received in any form other than a straight life annuity, or if such benefits relate to rollover contributions to the Plan, then such benefit must be adjusted to a straight life annuity, beginning at the same age, which is the actuarial equivalent of such benefit. In order to determine the actuarial equivalence of different forms of benefit payment for this purpose, the interest rate assumptions may not be less than the greater of 5 percent or the rate specified for purposes of Section 1.02 of the Plan. For limitation years beginning on or after January 1, 1995, the actuarially equivalent straight life annuity for purposes of applying the limitations under Section 415(b) of the Code to benefits that are not subject to Section 417(e)(3) of the Code is equal to the greater of the equivalent annual benefit computed using the interest rate and mortality table, or tabular factor, specified in Section 1.02 of the Plan for actuarial equivalence for the particular form of benefit payable, and the equivalent annual benefit computed using a 5 percent interest rate assumption and the applicable mortality table. For Plan benefits subject to Section 417(e)(3) of the Code, the equivalent annual straight life annuity is equal to the greater of the equivalent annual benefit computed using the interest rate and mortality table, or tabular factor, specified in Section 1.02 of the Plan for actuarial equivalence for the particular form of benefit payable, and the equivalent annual benefit computed using the annual interest rate on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service, and the mortality table described in Revenue Ruling 95-6."

        SECTION 5.    Amendment to Article 11 of the Plan.    Section 11.05(a) of the Plan is hereby amended by replacing the last two lines of the vesting schedule in such Section with the following:

        "Five or more Years                100%"

        SECTION 6.    Effective Date.    This Amendment shall be effective as of August 1, 2003.

        SECTION 7.    Effect of Amendment.    Except as amended hereby, the Plan shall remain unchanged and effective as of the date first adopted. The Plan as amended hereby shall continue in full force and effect.

        SECTION 8.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, except insofar as they have been superseded by the provisions of ERISA.

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Exhibit 10.9
Amendment to the Retirement Plan for Employees of Alliance Capital Management L.P.